Exhibit 21.1

Subsidiaries of CH2M HILL Companies, Ltd.

Subsidiary	Jurisdiction of Organization
CH2M HILL Alaska, Inc.	Alaska
CH2M HILL Canada Limited	Canada
CH2M HILL Constructors, Inc.	Delaware
CH2M HILL Engineers, Inc.	Delaware
CH2M HILL Global Holdings, S.a.r.l.	Luxembourg
CH2M HILL, Inc.	Florida
CH2M HILL International, Ltd.	Delaware
CH2M HILL Netherlands Holding B.V.	Netherlands
CHIHB, LP	Bermuda
CHVENG, LLC	Delaware
Halcrow Group Ltd.	United Kingdom
Halcrow Holdings Ltd.	United Kingdom
LG Constructors, Inc.	Delaware
Operations Management International, Inc.	California